GLOBAL STRATEGIC INCOME

1 YEAR RETURN       1/01/1997-12/31/97   (10.10/10.04) [to the power of (1/365/365)-1] =  .60%
SINCE INCEPTION     1/31/1996-12/31/97   (10.10/10.00) [to the power of (1/700/365)-1] =  .53%


GLOBAL STRATEGIC INCOME - 30 DAY YIELD

FROM DATE USED                   12/1/97
TOTAL INCOME                   11,440.62
TOTAL EXPENSES                  3,034.74
MAXIMUM OFFERING PRICE            9.8789

SEC ADVERTISING YIELD             3.8298


GLOBAL INTERACTIVE/TELECOM

1 YEAR RETURN       1/01/1997-12/31/97   (14.10/10.05)  [to the power of (1/365/365)-1] = 40.24%
SINCE INCEPTION     1/31/1996-12/31/97   (14.10/10.00)  [to the power of (1/700/365)-1] = 19.61%


VALUE PORTFOLIO

1 YEAR RETURN       1/01/1997-12/31/97   (15.24/11.51)  [to the power of (1/365/365)-1] = 32.36%
SINCE INCEPTION     1/31/1996-12/31/97   (15.24/10.00)  [to the power of (1/700/365)-1] = 24.55%


GROWTH PORTFOLIO

1 YEAR RETURN       1/01/1997-12/31/97   (11.95/10.84)  [to the power of (1/365/365)-1] = 10.24%
SINCE INCEPTION     1/31/1996-12/31/97   (11.95/10.00)  [to the power of (1/700/365)-1] =  9.73%


INTERNATIONAL GROWTH PORTFOLIO

1 YEAR RETURN       1/01/1997-12/31/97   (9.97/10.51)   [to the power of (1/365/365)-1] = -5.25%
SINCE INCEPTION     3/26/1996-12/31/97   (9.97/10.00)  [to the power of (1/646/365)-1] =  -.19%